November 18, 1996




Private & Confidential



Gandalf Technologies Inc.
130 Colonnade Road South
Nepean, Ontario
K2E 7M4



Attention:     Mr. Walter R. MacDonald
               Vice-President, Finance & CFO
               -----------------------------


Dear Sirs:

We refer to the letter agreement dated June 11, 1996 detailing a Credit Facility made available to Gandalf Technologies Inc. by Royal Bank of Canada (the "Agreement"). All capitalized terms and references herein have the same meaning as those in the Agreement.

The Bank hereby acknowledges the breach by the Borrower of Sections 23(a) and 24(h) of the agreement for the reporting period ended September 28, 1996. The Bank hereby waives its rights in respect of the breach of Section 24(h) and amends Section 23(a) to an amount of US $34,5000,000 for the reporting period ended September 28, 1996.

The Bank also acknowledges receipt from the Borrower of a letter dated November 11, 1996 attaching a revised plan of operations for the fiscal quarters ending December 28, 1996, March 31, 1997 and June 28, 1997 (the "Bank Plan").

The Bank hereby amends the Agreement has follows:

      (i) Section 23(a) To maintain Tangible Net Worth on a consolidated basis in amounts not less than those stated in the Bank Plan for the respective fiscal quarters ending December 28, 1996, March 31, 1997 and June 28, 1997.
      (ii) Section 23(b) Not to permit its Current Ratio on a consolidated basis to be less than that stated in the Bank Plan for the respective fiscal quarters ending December 28, 1996, March 31, 1997 and June 28, 1997.
      (iii) Section 23(c) Not to permit its Total Liabilities to Tangible Net Worth Ratio on a consolidated basis to be greater than that stated in the Bank Plan for the respective fiscal quarters ending December 28, 1996; March 31, 1997 and June 28, 1997.

This waiver and amendment is conditional upon the following:

      (i) The Borrower will provide the Bank, within 15 calendars days of each month end with:

              (a) evidence of compliance with the Margin Requirement, together with supporting lists of accounts receivable and other information as appropriate;
              (b) consolidated, rolling sales forecast for the current fiscal quarter;
              (c)  interim  consolidated   financial  statements  with
                   comparisons to the previous fiscal quarter.

      (ii) The Borrower will pay to the Bank a risk premium equal to 1% per annum, calculated and payable monthly in arrears, of the amount committed under Segment 2(a) of the Credit Facility, until the earlier of Tangible Net Worth exceeding US $40,000,000 or the company recording net after tax profit of $1,000,000 or more in any fiscal quarter.

      (iii) Written agreement to similar terms and conditions by GDCL with respect to a credit facility extended to GDCL by the Bank's subsidiary in London, England.

      (iv) Suspension of Segment (1) of the Credit Facility dealing with FEF Contracts.

This letter supersedes and cancels our waiver and amendment letter dated November 6, 1996.

All other terms and conditions of the Agreement remain unchanged.

Please confirm your acceptance by signing and returning the enclosed copy of this letter.

Yours truly,

BY:  s/L. J. (JIM) BLATTMAN
---------------------------

Jim Blattman
Senior Manager
Technology Banking Group